Exhibit 99.1

Quetta Acquisition Corporation Announces Adjournment of Special Meeting of Shareholders

New York, New York, January 8, 2025 — Quetta Acquisition Corporation (Nasdaq: QETAU, QETA, and QETAR) (the “Company”) announced today that its Special Meeting of Shareholders (the “Special Meeting”) orginally scheduled for Wednesday, January 8, 2025, Eastern Time, shall be adjourned in order to solicit additional votes on the matters listed in the notice of the Special Meeting and the proxy statement.

The Sepcial Meeting has been adjourned to Friday, January 10, 2025 at 2:00 p.m. Eastern Time and will continue to be held via teleconference.

Only shareholders of record, as of the record date, December 16, 2024 (the “Record Date”), are entitled to vote at the Special Meeting, either in person or by proxy. Proxies previously submitted in respect of the Special Meeting will be voted at the adjourned Special Meeting unless properly revoked, and shareholders who have previously submitted a proxy or otherwise voted need not take any further action.

About Quetta Acquisition Corporation

Quetta Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. Quetta Acquisition Corporation is led by Hui Chen, Chairman and Chief Executive Officer.

Contact:

Hui Chen

hui.chen@alum.cardozo.yu.edu

Tel.: +1(212) 612-1400